EXHIBIT 99.3

             NTL CREATES SPORTS PROGRAMMING PARTNERSHIP WITH THE BBC

December 14, 1999:

NTL and the BBC announced today an agreement to expand the development of the extensive archive of sports programming owned by the BBC. NTL, through its wholly-owned subsidiary Premium TV (PTV), has obtained the rights to the archive for a fixed annual commitment plus a sharing of profits above that commitment.

PTV is NTL's prime sports programming vehicle, and has created the UK's only British-based basic sports channel - British Eurosport - through a separate venture with Eurosport. PTV last week also announced a sports marketing, internet and television programming agency agreement with Newcastle United Football Club.

Commenting on today's transaction, Barclay Knapp, Chief Executive Officer of NTL said, 'Our agreement with the BBC further opens one of the great libraries of historical and classic sports programming for additional development throughout the world. Here in the UK, PTV will invite the UK media industry to join with it to create new programs and channels for distribution across all television platforms. We are especially keen to develop unique internet-linked sports programming which can take advantage of our state-of-the-art interactive cable television networks.'

'This is a fantastic opportunity for the BBC,' says Controller of TV Sport, Mike Miller, who will supervise the deal. 'PTV brings a special sports expertise not previously available to the archive. It's a situation in which everyone wins.
Governing bodies will earn exposure and extra revenue while viewers reap a double benefit - the chance of extra opportunities to see the treasures of the archive while the BBC generates money for extra sports programming. With the explosion of TV channels, the time is right. The doors are open for business.'

Geoffrey Hamilton-Fairley, Chief Executive Officer of PTV added, 'With the BBC library and its international dimension, PTV will be in a prime position to create the same kinds of classic sports programs and channels for the UK and European markets which have been so successful in the US.'

For further information contact: In the U.S.: John F Gregg, Senior Vice President - Chief Financial Officer; Michael A Peterson, Director - Corporate Development; Bret Richter, Director - Corporate Development; Richard J Lubasch, Executive Vice President - General Counsel; or Investor Relations at (212) 906 8457; in the UK: Alison Smith at (01256) 752662; or via e-mail at investor_relations@ntli.com.

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